Press Release

Source: Cycle Country Accessories Corp.

Cycle Country Announces 2nd Quarter Financial Results and
Conference Call for May 15, 2008 at 11:00 am EST
Wednesday May 14, 4:00 pm ET

SPENCER, Iowa--(BUSINESS WIRE)--Cycle Country Accessories Corp. (AMEX:ATC - News), the recognized leader in development, sales, marketing, and manufacturing of a variety of products for all terrain vehicles (ATV), garden tractors, and golf cars, today announced earnings for the quarter of four cents (0.04) per share for the three months ended March 31, 2008, versus a loss of two cents (-0.02) per share for the three months ended March 31, 2007. Total revenue increased by 40% from $2,787,140 to $3,911,684.

For the first half of the year, the company has announced earnings of fifteen cents (0.15) per share versus three cents per share earnings for last year at this time. Guidance for the full year of fiscal 2008, as stated previously,, is projected to be fifteen to twenty cents (0.15 - 0.20).

The increase in revenue for the 2nd Quarter was due to an increase of 77% in ATV Accessories, and a 95% increase in Contract Manufacturing, while it experienced a 53% decrease in the Weekend Warrior business segment, and a decline of 26% in the Wheel Cover business division year over year. The company said a significant percentage of the increase in the ATV Accessories segment was due to the increase in snowplow blade sales as well as an increase in sales to OEM customers. The increase in Contract Manufacturing was due to an increase in orders, mainly from current customers.

The decrease in revenue for Weekend Warrior was due to a decrease in sales to national retail customers and the decrease in wheel cover sales was due to a decrease in sales to golf car OEM customers. Weekend Warrior has strong potential for long term growth and management has recently evaluated its current marketing methods and programs and has begun to implement new marketing programs to rejuvenate and kick-start this business segment. New wheel cover designs and pursuing new markets for our wheel covers are two of the methods the company is using to offset declining OEM sales. Our recent success in the lawn and garden industry's zero-turn mower market is an example of the company's successful efforts for our wheel cover business segment.

Said David Davis, Chief Financial Officer, "the larger than normal snow fall this winter season was a major factor in the $1.2 million increase in snowplow blade sales that we saw this second quarter as compared to last year's second quarter, which, as you may recall,, experienced low blade sales due to a very warm and dry winter season".

On Thursday, May 15, 2007, Cycle Country will be hosting its 2nd Quarter conference call at 11:00 am (EST). Those wishing to participate in the call may do so by dialing 1-800-762-9441 approximately 10 minutes prior to the event, and use Conference I.D. number 3876406. In addition, a replay of the presentation will be available approximately 20 minutes after the call by dialing the same number and using the same Conference I.D. number. Those wishing to listen to the conference call through the Internet may do so by using this link; http://viavid.net/dce.aspx?sid=00005022 . The replay of the presentation will also be available on this web link approximately 20 minutes after the call has ended.

About Cycle Country Accessories Corporation
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motor sports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country-Spencer, providing metal fabrication.

www.cyclecountry.com

www.weekend-warrior.com

www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could."

Contact:
Magellan FIN
Mark Gilbert, 317-867-2839
Principal
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation